EXHIBIT 99.2
Endeavor IP, Inc. Appoints Franciscus Diaba as President

NEW YORK, NY -- November 10, 2014 – Endeavor IP, Inc. (OTCBB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, announced today that Franciscus Diaba will join the company as president. He currently serves on the Company’s board of directors.

Mr. Diaba, an experienced trial attorney, having litigated numerous patent, trademark and copyright cases, currently practices intellectual property law in the state of New York.   He has counseled clients on intellectual property (“IP”) portfolio development, monetization of IP assets, and managing IP issues during equity investments and mergers and acquisition. He has counseled clients on intellectual property capture, prosecution, and enforcement. He has also negotiated and drafted numerous IP license agreements and provided legal opinions advice and strategies to clients on a variety of legal issues, including IP matters.

Mr. Rob Dhat, Chairman and Chief Executive Officer of Endeavor, stated, “Franciscus is a seasoned IP attorney and business executive, and has been extremely valuable to the company as a member of the board.  We are extremely pleased to now welcome him to the senior management team.  He has been involved in many high profile IP infringement cases and brings years of experience counseling clients on IP portfolio development and monetizing IP assets.  With several patent license agreements in place, Endeavor with Franciscus’ guidance and direction, looks forward to further growth.”

Prior to joining ENIP, Mr. Diaba served as president and chairman of North South Holdings, Inc. from 2012 to 2013 until it merged with Spherix Incorporated (NASDAQ: SPEX). Mr. Diaba has served as an IP attorney at leading law firms including Fish & Neave (now Ropes & Gray LLP), Kramer Levin Naftalis & Frankel LLP and Sichenzia Ross Friedman Ference LLP. He holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo, and a Juris Doctor degree from Franklin Pierce Law Center (University of New Hampshire School of Law).

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.
www.enip.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “further,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Crescendo Communications, LLC
Email: enip@crescendo-ir.com
Tel: (212) 671-1020